THORNBURG INVESTMENT TRUST 485BPOS

Exhibit (h)(5)

FIRST SUPPLEMENT TO FOURTH RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

OF

THORNBURG INVESTMENT TRUST

The Class I Shares of the Thornburg Municipal Managed Account Fund and the Thornburg Emerging Markets Managed Account Fund were redesignated to Class SMA Shares, effective March 14, 2025. Accordingly, effective as of March 14, 2025, all references to Class I Shares of the Thornburg Municipal Managed Account Fund and Thornburg Emerging Markets Managed Account Fund that appear in the Fourth Restated Administrative Services Agreement, made as of September 19, 2023 between Thornburg Investment Trust and Thornburg Investment Management, Inc., are deleted and replaced with references to Class SMA Shares.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish S. Bhatt